Exhibit 99.1

JAMES RIVER ANNOUNCES FOURTH QUARTER

AND FULL YEAR 2021 RESULTS, STRATEGIC ACTIONS

Pembroke, Bermuda, February 28, 2022 - James River Group Holdings, Ltd. ("James River" or the "Company") (NASDAQ: JRVR) today reported a fourth quarter 2021 net loss of $66.3 million ($1.78 per diluted share), compared to a net loss of $20.3 million ($0.66 per diluted share) for the fourth quarter of 2020. Adjusted net operating loss1 for the fourth quarter of 2021 was $67.5 million ($1.81 per diluted share), compared to an adjusted net operating loss of $29.0 million ($0.95 per diluted share) for the same period in 2020.

(Loss) Earnings Per Diluted Share	Three Months Ended December 31,
	2021	2020
Net (Loss) Income	$(1.78)	$(0.66)
Adjusted Net Operating (Loss) Income [1]	$(1.81)	$(0.95)

Fourth Quarter 2021 Highlights

▪	14.1% growth in Core Excess and Surplus Lines ("E&S") gross written premium and 9.5% increase in E&S renewal pricing, each versus the prior year quarter, with nearly all underwriting divisions reporting positive growth and rate increases. The segment experienced its twentieth consecutive quarter of renewal rate increases, compounding to 49% over the same period.

▪	Fronting gross written premium within the Specialty Admitted segment grew 11.1% driven by the expansion of recently added programs, while gross fee income increased 27.1% over the prior year quarter.

▪	Strong underwriting profitability in both E&S and Specialty Admitted segments with combined ratios of 82.1% and 84.7%, respectively.

▪	$115.0 million of adverse reserve development in the Casualty Reinsurance segment, primarily related to underwriting years 2014-2018.

1 Adjusted Net Operating (Loss) Income is a non-GAAP financial measure. See “Non-GAAP Financial Measures” and “Reconciliation of Non-GAAP Financial Measures” at the end of this press release.

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Wellesley House, 90 Pitts Bay Road, Pembroke HM 08, Bermuda

Mailing address ● P.O. Box 1502, Hamilton HM FX, Bermuda

Tel 441.278.4580 ● Fax 441.278.4588

JRVR Announces Fourth Quarter and Full Year 2021 Results, Strategic Actions

February 28, 2022

Full Year 2021 Highlights

▪	19.4% growth in Core E&S gross written premium and 13.3% increase in E&S renewal pricing, each versus the prior year, with broad strength across underwriting divisions.

▪	Core E&S policies in force increased 21.9% from year end 2020 to year end 2021, driven by strong growth in renewal business.

▪	Fronting gross written premium within the Specialty Admitted segment grew 25.9%, while gross fee income increased 17.5% during 2021.

Strategic Actions

▪	One of the Company's primary operating subsidiaries, JRG Reinsurance Company Ltd. (“JRG Re”), has entered into a loss portfolio transfer retrocession agreement (the "Retrocession Agreement") with Fortitude Reinsurance Company Ltd. ("FRL"), under which FRL will reinsure the majority of the reserves from the Company's Casualty Reinsurance segment. Under the terms of the transaction, JRG Re will cede to FRL approximately $335 million of liabilities for certain business written in the years 2011-2020 (the "Subject Business"). The coverage being provided by FRL is subject to an aggregate limit of $400 million. The Company will recognize an after-tax loss associated with the loss portfolio transfer of approximately $6.8 million during the first quarter of 2022. Adjusting for the $6.8 million expense, which is a consequence of increasing reserves to the inception of the reinsurance coverage, the transaction will provide the Company with $65 million of net limit above held reserves for the Subject Business. The closing of the Retrocession Agreement will occur upon receipt of required regulatory approvals by FRL and satisfaction of other customary closing conditions.

▪	The Company has entered into an Investment Agreement with an affiliate of Gallatin Point Capital LLC (“Gallatin Point”) related to the issuance of $150 million of Convertible Preferred Shares, with closing expected to occur on March 1, 2022. The Convertible Preferred Shares will pay a quarterly dividend in cash at an annualized rate of 7.0% and will be convertible into common shares at an initial 27.5% premium to the price established based on the lower of (a) the average of the daily volume weighted average prices for the five trading days immediately preceding this press release, or (b) the average of the daily volume weighted average prices over the five trading days immediately following this press release, through March 7, 2022. The Company's Board of Directors approved the appointment of Matthew Botein, the co-founder of Gallatin Point, to serve as a member of the Board, effective following receipt of any necessary regulatory approvals. Until applicable regulatory approvals are obtained, Mr. Botein will have board observer status.

▪	The Company has also reduced its quarterly Common Dividend to $0.05 per common share beginning with its next dividend payable on March 31, 2022 to shareholders of record as of March 14, 2022. The dividend reflects the Company's current growth profile, which remains robust.

▪	See the Strategic Actions Frequently Asked Questions slides being made available simultaneously with this press release for further information on these Strategic Actions.

Frank D'Orazio, the Company’s Chief Executive Officer, commented, “During the last five quarters since I joined James River as CEO, we have been keenly focused on profitably growing our E&S and fronting businesses while taking significant steps to strengthen our balance sheet and bring economic finality to our legacy run off Commercial Auto portfolio and the majority of our historical Casualty Reinsurance reserves. With these significant reserving actions and legacy transactions behind us, and with the support of Gallatin Point fortifying our capital base, we believe we have unburdened the organization’s earnings potential, which should allow it to produce attractive future returns for shareholders. This quarter our E&S segment reported an 82.1% combined ratio while our Specialty Admitted unit grew fee income by 27.1% while also delivering an 84.7% combined ratio for the quarter, capping off a record year for underwriting profit for the segment. We believe our insurance franchises are well positioned to perform and continue to benefit from the industry’s macro tailwinds in 2022.”

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JRVR Announces Fourth Quarter and Full Year 2021 Results, Strategic Actions

February 28, 2022

Fourth Quarter 2021 Operating Results

•	Gross written premium of $407.3 million, consisting of the following:
	Three Months Ended December 31,
($ in thousands)	2021	2020	% Change
Excess and Surplus Lines	$220,612	$196,494	12%
Specialty Admitted Insurance	114,161	104,860	9%
Casualty Reinsurance	72,526	58,314	24%
	$407,299	$359,668	13%

•	Net written premium of $218.0 million, consisting of the following:
	Three Months Ended December 31,
($ in thousands)	2021	2020	% Change
Excess and Surplus Lines	$129,773	$122,156	6%
Specialty Admitted Insurance	17,854	17,605	1%
Casualty Reinsurance	70,340	62,443	13%
	$217,967	$202,204	8%

•	Net earned premium of $191.7 million, consisting of the following:
	Three Months Ended December 31,
($ in thousands)	2021	2020	% Change
Excess and Surplus Lines	$134,587	$109,647	23%
Specialty Admitted Insurance	20,715	14,845	40%
Casualty Reinsurance	36,386	34,619	5%
	$191,688	$159,111	20%

•	E&S gross written premium increased 12.3% compared to the prior year quarter (ten out of twelve core underwriting divisions grew). Retention in the segment declined due to the impact of growth in underwriting units where we cede a larger share of risk as compared to other lines, resulting in net written premium increasing at a lower rate, but benefitting from an attractive ceding commission.

•	Gross written premium for the Specialty Admitted Insurance segment increased 8.9% from the prior year quarter due to an 11.1% increase in premiums written in our fronting business. Net earned premium increased 39.5% from the prior year quarter due to growth in gross premiums on fronted business.

•	Gross written premium in the Casualty Reinsurance segment increased 24.4% from the prior year quarter primarily driven by higher renewal and new business and a change in renewal timing of one treaty, which was partially offset by the non-renewal of certain treaties. The Company expects to meaningfully reduce gross written premium in the Casualty Reinsurance segment over the course of 2022.

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JRVR Announces Fourth Quarter and Full Year 2021 Results, Strategic Actions

February 28, 2022

•	There was overall adverse reserve development of $115.0 million (representing a 60.0 percentage point increase to the Company’s loss ratio), which was entirely related to the Casualty Reinsurance segment. Pre-tax favorable (unfavorable) reserve development by segment was as follows:

	Three Months Ended December 31,
($ in thousands)	2021	2020
Excess and Surplus Lines	$17	$(62,262)
Specialty Admitted Insurance	0	1,000
Casualty Reinsurance	(115,013)	(24,708)
	$(114,996)	$(85,970)

•	The prior year reserve development in the Casualty Reinsurance segment was primarily related to underwriting years 2014-2018. The increase to Casualty Reinsurance segment reserves comes following an in-depth review during the fourth quarter. A majority of the reserve additions related to general liability exposure, specifically construction and construction defect. The factors driving the increase included reported and paid losses in excess of expectations, which resulted in adjustments to our actuarial assumptions, including tail factors, as well as increased weighting of incurred loss development methodologies. Many of the treaties causing the reserve development have previously been terminated and will be subject to coverage under the loss portfolio transfer retrocession transaction.

•	Prior year development in the E&S and Specialty Admitted segments was de minimis during the fourth quarter of 2021. For the full year 2021, the Core E&S business (excluding Commercial Auto) reported favorable development of $9.4 million and Specialty Admitted reported favorable development of $2.5 million.

•	Gross fee income increased 27.1% during the fourth quarter of 2021 and is largely due to an increase in fronting gross written premium as new programs have come on over the last year. The Specialty Admitted segment continues to have a significant pipeline of new programs. Gross fee income was as follows:

	Three Months Ended December 31,
($ in thousands)	2021	2020	% Change
Specialty Admitted Insurance	$6,474	$5,093	27%

•	The consolidated expense ratio was 13.9% for the fourth quarter of 2021, and was down from 19.9% in the prior year quarter. For the fourth quarter of 2021, the expense ratio was lower than the prior year quarter's result for each segment. Favorable commission expense adjustments in the Casualty Reinsurance segment related to prior accident year losses had a $12.6 million or 6.6 point impact on the consolidated expense ratio. Reduced performance related compensation expenses also benefitted the expense ratio during the fourth quarter.

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JRVR Announces Fourth Quarter and Full Year 2021 Results, Strategic Actions

February 28, 2022

Investment Results

Net investment income for the fourth quarter of 2021 was $12.1 million, a decrease of 45.4% compared to $22.2 million for the same period in 2020. The decline was primarily due to a $1.1 million loss from renewable energy investments compared to a $6.5 million gain in the prior year quarter and, to a lesser extent, lower income from other private investments and fixed maturity securities.

The Company’s net investment income consisted of the following:

	Three Months Ended December 31,
($ in thousands)	2021	2020	% Change
Renewable Energy Investments	$(1,134)	$6,511	—
Other Private Investments	406	1,176	(65)%
All Other Net Investment Income	12,867	14,536	(11)%
Total Net Investment Income	$12,139	$22,223	(45)%

The Company’s annualized gross investment yield on average fixed maturity, bank loan and equity securities for the three months ended December 31, 2021 was 2.8% (versus 3.0% for the three months ended December 31, 2020). The investment yield decreased primarily as a result of lower market yields on fixed maturity securities.

Total invested assets declined by 3.0% from the comparable quarter last year, largely due to the transfer of funds in connection with the loss portfolio transfer reinsurance transaction on our legacy commercial auto book executed during the third quarter of 2021.

Taxes

Generally the Company's effective tax rate fluctuates from period to period based on the relative mix of income reported by country and the respective tax rates imposed by each tax jurisdiction. The Company had pre-tax losses and tax benefits for the year ended December 31, 2021, resulting in a tax rate of 11.9%.

Tangible Equity

December 31, 2021 tangible equity of $507.5 million after dividends decreased 12.1% from $577.4 million at December 31, 2020.

Capital Management

The Company announced that its Board of Directors declared a cash dividend of $0.05 per common share. This dividend is payable on Thursday, March 31, 2022 to all shareholders of record on Monday, March 14, 2022.

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JRVR Announces Fourth Quarter and Full Year 2021 Results, Strategic Actions

February 28, 2022

Conference Call

James River will hold a conference call to discuss its fourth quarter results tomorrow, March 1, 2022 at 8:30 a.m. Eastern Time. Investors may access the conference call by dialing (877) 930-8055, Conference ID# 9085436, or via the internet by visiting www.jrgh.net and clicking on the “Investor Relations” link. Please access the website at least 15 minutes early to register and download any necessary audio software. A replay of the call will be available until 11:00 a.m. (Eastern Time) on March 31, 2022 and can be accessed by dialing (855) 859-2056 or by visiting the company website.

Forward-Looking Statements

This press release contains forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. In some cases, such forward-looking statements may be identified by terms such as believe, expect, seek, may, will, should, intend, project, anticipate, plan, estimate, guidance or similar words. Forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Although it is not possible to identify all of these risks and uncertainties, they include, among others, the following: the inherent uncertainty of estimating reserves and the possibility that incurred losses may be greater than our loss and loss adjustment expense reserves; inaccurate estimates and judgments in our risk management may expose us to greater risks than intended; the downgrade in the financial strength rating of our regulated insurance subsidiaries announced May 7, 2021, or further downgrades, impacting our ability to attract and retain insurance and reinsurance business that our subsidiaries write, our competitive position, and our financial condition; the potential loss of key members of our management team or key employees and our ability to attract and retain personnel; adverse economic factors resulting in the sale of fewer policies than expected or an increase in the frequency or severity of claims, or both; a persistent high inflationary environment could have a negative impact on our reserves, the values of our investments and investment returns, and on our compensation expenses; reliance on a select group of brokers and agents for a significant portion of our business and the impact of our potential failure to maintain such relationships; reliance on a select group of customers for a significant portion of our business and the impact of our potential failure to maintain, or decision to terminate, such relationships; our ability to obtain reinsurance coverage at prices and on terms that allow us to transfer risk and adequately protect our company against financial loss; losses resulting from reinsurance counterparties failing to pay us on reinsurance claims, insurance companies with whom we have a fronting arrangement failing to pay us for claims, or a former customer with whom we have an indemnification arrangement failing to perform their reimbursement obligations; inadequacy of premiums we charge to compensate us for our losses incurred; changes in laws or government regulation, including tax or insurance law and regulations; the ongoing effect of Public Law No. 115-97, informally titled the Tax Cuts and Jobs Act, which may have a significant effect on us including, among other things, by potentially increasing our tax rate, as well as on our shareholders; in the event we do not qualify for the insurance company exception to the passive foreign investment company (“PFIC”) rules and are therefore considered a PFIC, there could be material adverse tax consequences to an investor that is subject to U.S. federal income taxation; the Company or any of its foreign subsidiaries becoming subject to U.S. federal income taxation; a failure of any of the loss limitations or exclusions we utilize to shield us from unanticipated financial losses or legal exposures, or other liabilities; losses from catastrophic events, such as natural disasters and terrorist acts, which substantially exceed our expectations and/or exceed the amount of reinsurance we have purchased to protect us from such events; the effects of the COVID-19 pandemic and associated government actions on our operations and financial performance; potential effects on our business of emerging claim and coverage issues; exposure to credit risk, interest rate risk and other market risk in our investment portfolio; the potential impact of internal or external fraud, operational errors, systems malfunctions or cyber security incidents; our ability to manage our growth effectively; failure to maintain effective internal controls in accordance with Sarbanes-Oxley Act of 2002, as amended (“Sarbanes-Oxley”); and changes in our financial condition, regulations or other factors that may restrict our subsidiaries’ ability to pay us dividends. Additional information about these risks and uncertainties, as well as others that may cause actual results to differ materially from those in the forward-looking statements, is contained in our filings with the U.S. Securities and Exchange Commission ("SEC"), including our most recently filed Annual Report on Form 10-K, Quarterly Report on Form 10-Q and our other documents on file with the SEC. These forward-looking statements speak only as of the date of this release and the Company does not undertake any obligation to update or revise any forward-looking information to reflect changes in assumptions, the occurrence of unanticipated events, or otherwise.

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JRVR Announces Fourth Quarter and Full Year 2021 Results, Strategic Actions

February 28, 2022

Non-GAAP Financial Measures

In presenting James River Group Holdings, Ltd.’s results, management has included financial measures that are not calculated under standards or rules that comprise accounting principles generally accepted in the United States (“GAAP”). Such measures, including underwriting profit (loss), adjusted net operating income (loss), tangible equity, and pre-dividend tangible equity per share, are referred to as non-GAAP measures. These non-GAAP measures may be defined or calculated differently by other companies. These measures should not be viewed as a substitute for those measures determined in accordance with GAAP. Reconciliations of such measures to the most comparable GAAP figures are included at the end of this press release.

About James River Group Holdings, Ltd.

James River Group Holdings, Ltd. is a Bermuda-based insurance holding company that owns and operates a group of specialty insurance and reinsurance companies. The Company operates in three specialty property-casualty insurance and reinsurance segments: Excess and Surplus Lines, Specialty Admitted Insurance and Casualty Reinsurance. Each of the Company’s regulated insurance subsidiaries are rated “A-” (Excellent) by A.M. Best Company.

Visit James River Group Holdings, Ltd. on the web at www.jrgh.net

For more information contact:

Brett Shirreffs

SVP, Finance, Investments and Investor Relations

InvestorRelations@jrgh.net

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JRVR Announces Fourth Quarter and Full Year 2021 Results, Strategic Actions

February 28, 2022

James River Group Holdings, Ltd. and Subsidiaries

Condensed Consolidated Balance Sheet Data

(Unaudited)

($ in thousands, except for share data)	December 31, 2021	December 31, 2020
ASSETS
Invested assets:
Fixed maturity securities, available-for-sale, at fair value	$1,677,561	$1,783,642
Equity securities, at fair value	108,410	88,975
Bank loan participations, at fair value	156,043	147,604
Short-term investments	136,563	130,289
Other invested assets	51,908	46,548
Total invested assets	2,130,485	2,197,058

Cash and cash equivalents	190,123	162,260
Restricted cash equivalents (a)	102,005	859,920
Accrued investment income	11,037	10,980
Premiums receivable and agents’ balances, net	393,967	369,577
Reinsurance recoverable on unpaid losses, net	1,348,628	805,684
Reinsurance recoverable on paid losses	82,235	46,118
Deferred policy acquisition costs	68,526	62,953
Goodwill and intangible assets	217,870	218,233
Other assets	403,674	330,289
Total assets	$4,948,550	$5,063,072

LIABILITIES AND SHAREHOLDERS’ EQUITY
Reserve for losses and loss adjustment expenses	$2,748,473	$2,192,080
Unearned premiums	727,552	630,371
Funds held (a)	97,360	859,920
Senior debt	262,300	262,300
Junior subordinated debt	104,055	104,055
Accrued expenses	57,920	55,989
Other liabilities	225,528	162,749
Total liabilities	4,223,188	4,267,464

Total shareholders’ equity	725,362	795,608
Total liabilities and shareholders’ equity	$4,948,550	$5,063,072

Tangible equity (b)	$507,492	$577,375
Tangible equity per common share outstanding (b)	$13.58	$18.84
Total shareholders’ equity per common share outstanding	$19.41	$25.96
Common shares outstanding	37,373,066	30,649,261

(a) Restricted cash equivalents and the funds held liability includes funds posted by the Company to a trust account for the benefit of a third party administrator handling the claims on the Rasier commercial auto policies in run-off. Such funds held in trust secure the Company's obligations to reimburse the administrator for claims payments, and are sourced from the collateral posted to the Company by Rasier and its affiliates to support their obligations under the indemnity agreements and the loss portfolio transfer reinsurance agreement with the Company.

(b) See “Reconciliation of Non-GAAP Measures”

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JRVR Announces Fourth Quarter and Full Year 2021 Results, Strategic Actions

February 28, 2022

James River Group Holdings, Ltd. and Subsidiaries

Condensed Consolidated (Loss) Income Statement Data

(Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
($ in thousands, except for share data)	2021	2020	2021	2020
REVENUES
Gross written premiums	$407,299	$359,668	$1,507,299	$1,257,000
Net written premiums	217,967	202,204	744,380	647,774

Net earned premiums	191,688	159,111	695,594	606,806
Net investment income	12,139	22,223	56,865	73,368
Net realized and unrealized gains (losses) on investments (a)	1,826	11,855	15,564	(16,030)
Other income	1,687	1,002	4,857	4,545
Total revenues	207,340	194,191	772,880	668,689

EXPENSES
Losses and loss adjustment expenses	242,774	176,788	792,352	478,545
Other operating expenses	28,278	32,256	164,692	165,498
Other expenses	354	346	2,585	2,138
Interest expense	2,230	2,063	8,922	10,033
Amortization of intangible assets	91	91	363	538
Total expenses	273,727	211,544	968,914	656,752
(Loss) income before taxes	(66,387)	(17,353)	(196,034)	11,937
Income tax (benefit) expense	(94)	2,905	(23,235)	7,113
NET (LOSS) INCOME	$(66,293)	$(20,258)	$(172,799)	$4,824
ADJUSTED NET OPERATING (LOSS) INCOME (b)	$(67,465)	$(28,961)	$(184,245)	$21,218

(LOSS) INCOME PER SHARE
Basic	$(1.78)	$(0.66)	$(4.94)	$0.16
Diluted	$(1.78)	$(0.66)	$(4.94)	$0.16

ADJUSTED NET OPERATING (LOSS) INCOME PER SHARE
Basic	$(1.81)	$(0.95)	$(5.27)	$0.69
Diluted	$(1.81)	$(0.95)	$(5.27)	$0.69

Weighted-average common shares outstanding:
Basic	37,318,807	30,619,678	34,956,957	30,552,210
Diluted	37,318,807	30,619,678	34,956,957	30,884,416
Cash dividends declared per common share	$0.30	$0.30	$1.20	$1.20

Ratios:
Loss ratio	126.7%	111.1%	113.9%	78.9%
Expense ratio (c)	13.9%	19.9%	23.0%	26.7%
Combined ratio	140.6%	131.0%	136.9%	105.6%
Accident year loss ratio	66.7%	57.1%	67.1%	63.7%
Accident year loss ratio ex-catastrophe losses	66.7%	57.1%	66.4%	63.7%

(a) Includes gains (losses) of $1.5 million and $5.4 million for the change in net unrealized gains/losses on equity securities in the three and twelve months ended December 31, 2021, respectively ($6.7 million and $(214,000) in the respective prior year periods), and $35,000 and $6.7 million for the change in net unrealized gains/losses on bank loan participations ($9.0 million and $1.3 million in the respective prior year periods).

(b) See "Reconciliation of Non-GAAP Measures".

(c) Calculated with a numerator comprising other operating expenses less gross fee income (in specific instances when the Company is not retaining insurance risk) included in “Other income” in our Condensed Consolidated Income Statements of $1.6 million and $4.5 million for the three and twelve months ended December 31, 2021, respectively ($674,000 and $3.4 million in the respective prior year periods), and a denominator of net earned premiums.

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JRVR Announces Fourth Quarter and Full Year 2021 Results, Strategic Actions

February 28, 2022

James River Group Holdings, Ltd. and Subsidiaries

Segment Results

EXCESS AND SURPLUS LINES

	Three Months Ended December 31,			Twelve Months Ended December 31,
($ in thousands)	2021	2020	% Change	2021	2020	% Change
Gross written premiums	$220,612	$196,494	12.3%	$833,657	$699,143	19.2%
Net written premiums (a)	$129,773	$122,156	6.2%	$501,250	$450,346	11.3%

Net earned premiums (a)	$134,587	$109,647	22.7%	$486,000	$415,168	17.1%
Losses and loss adjustment expenses	(87,749)	(119,590)	(26.6)%	(516,299)	(318,467)	62.1%
Underwriting expenses	(22,760)	(20,093)	13.3%	(91,179)	(86,949)	4.9%
Underwriting profit (loss) (b), (c)	$24,078	$(30,036)	—	$(121,478)	$9,752	—

Ratios:
Loss ratio	65.2%	109.1%		106.2%	76.7%
Expense ratio	16.9%	18.3%		18.8%	21.0%
Combined ratio	82.1%	127.4%		125.0%	97.7%
Accident year loss ratio	65.2%	52.3%		67.0%	62.4%
Accident year loss ratio ex-catastrophe losses	65.2%	52.3%		66.0%	62.4%

(a) Net written and earned premiums were negatively impacted by $8.1 million of reinstatement premiums related to casualty treaties during the twelve months ended December 31, 2021.

(b) See "Reconciliation of Non-GAAP Measures".

(c) Underwriting results for the three and twelve months ended December 31, 2020 include gross fee income of $— and $1.6 million, respectively, related to a former commercial auto account (none for the three and twelve months ended months ended December 31, 2021). These amounts are included in “Other income” in our Condensed Consolidated Income Statements.

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JRVR Announces Fourth Quarter and Full Year 2021 Results, Strategic Actions

February 28, 2022

SPECIALTY ADMITTED INSURANCE

	Three Months Ended December 31,			Twelve Months Ended December 31,
($ in thousands)	2021	2020	% Change	2021	2020	% Change
Gross written premiums	$114,161	$104,860	8.9%	$491,561	$408,691	20.3%
Net written premiums	$17,854	$17,605	1.4%	$83,935	$59,884	40.2%

Net earned premiums	$20,715	$14,845	39.5%	$75,371	$57,505	31.1%
Losses and loss adjustment expenses	(16,504)	(10,719)	54.0%	(55,875)	(41,928)	33.3%
Underwriting expenses	(1,032)	(2,242)	(54.0)%	(9,829)	(11,392)	(13.7)%
Underwriting profit (a), (b)	$3,179	$1,884	68.7%	$9,667	$4,185	131.0%

Ratios:
Loss ratio	79.7%	72.2%		74.1%	72.9%
Expense ratio	5.0%	15.1%		13.1%	19.8%
Combined ratio	84.7%	87.3%		87.2%	92.7%
Accident year loss ratio	79.7%	78.9%		77.5%	81.6%

(a) See "Reconciliation of Non-GAAP Measures".

(b) Underwriting results include gross fee income of $6.5 million and $22.7 million for the three and twelve months ended December 31, 2021, respectively ($5.1 million and $19.3 million for the same periods in the prior year).

CASUALTY REINSURANCE

	Three Months Ended December 31,			Twelve Months Ended December 31,
($ in thousands)	2021	2020	% Change	2021	2020	% Change
Gross written premiums	$72,526	$58,314	24.4%	$182,081	$149,166	22.1%
Net written premiums	$70,340	$62,443	12.6%	$159,195	$137,544	15.7%

Net earned premiums	$36,386	$34,619	5.1%	$134,223	$134,133	0.1%
Losses and loss adjustment expenses	(138,521)	(46,479)	198.0%	(220,178)	(118,150)	86.4%
Underwriting expenses	1,466	(3,385)	—	(31,571)	(34,347)	(8.1)%
Underwriting loss (a)	$(100,669)	$(15,245)	560.3%	$(117,526)	$(18,364)	540.0%

Ratios:
Loss ratio	380.7%	134.3%		164.0%	88.1%
Expense ratio	(4.0)%	9.7%		23.6%	25.6%
Combined ratio	376.7%	144.0%		187.6%	113.7%
Accident year loss ratio	64.6%	62.9%		61.5%	59.9%

(a) See "Reconciliation of Non-GAAP Measures".

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JRVR Announces Fourth Quarter and Full Year 2021 Results, Strategic Actions

February 28, 2022

RECONCILIATION OF NON-GAAP MEASURES

Underwriting (Loss) Profit

The following table reconciles the underwriting (loss) profit by individual operating segment and for the entire Company to consolidated (loss) income before taxes. We believe that these measures are useful to investors in evaluating the performance of our Company and its operating segments because our objective is to consistently earn underwriting profits. We evaluate the performance of our operating segments and allocate resources based primarily on underwriting (loss) profit of operating segments. Our definition of underwriting (loss) profit of operating segments and underwriting (loss) profit may not be comparable to that of other companies.

	Three Months Ended December 31,		Twelve Months Ended December 31,
($ in thousands)	2021	2020	2021	2020
Underwriting (loss) profit of the operating segments:
Excess and Surplus Lines	$24,078	$(30,036)	$(121,478)	$9,752
Specialty Admitted Insurance	3,179	1,884	9,667	4,185
Casualty Reinsurance	(100,669)	(15,245)	(117,526)	(18,364)
Total underwriting loss of operating segments	(73,412)	(43,397)	(229,337)	(4,427)
Other operating expenses of the Corporate and Other segment	(4,351)	(5,862)	(27,609)	(29,418)
Underwriting loss (a)	(77,763)	(49,259)	(256,946)	(33,845)
Net investment income	12,139	22,223	56,865	73,368
Net realized and unrealized gains (losses) on investments (b)	1,826	11,855	15,564	(16,030)
Other expense	(268)	(18)	(2,232)	(985)
Interest expense	(2,230)	(2,063)	(8,922)	(10,033)
Amortization of intangible assets	(91)	(91)	(363)	(538)
Consolidated (loss) income before taxes	$(66,387)	$(17,353)	$(196,034)	$11,937

(a)  Included in underwriting results for the three and twelve months ended December 31, 2021 is gross fee income of $6.5 million and $22.7 million, respectively ($5.1 million and $20.9 million in the respective prior year periods).

(b)  Includes gains (losses) of $1.5 million and $5.4 million for the change in net unrealized gains/losses on equity securities in the three and twelve months ended December 31, 2021, respectively ($6.7 million and $(214,000) in the respective prior year periods), and $35,000 and $6.7 million for the change in net unrealized gains/losses on bank loan participations ($9.0 million and $1.3 million in the respective prior year periods).

Adjusted Net Operating (Loss) Income

We define adjusted net operating (loss) income as net (loss) income excluding net realized and unrealized gains (losses) on investments, and certain non-operating expenses such as professional service fees related to various strategic initiatives and the filing of registration statements for the offering of securities, and severance costs associated with terminated employees. We use adjusted net operating (loss) income as an internal performance measure in the management of our operations because we believe it gives our management and other users of our financial information useful insight into our results of operations and our underlying business performance. Adjusted net operating (loss) income should not be viewed as a substitute for net (loss) income calculated in accordance with GAAP, and our definition of adjusted net operating (loss) income may not be comparable to that of other companies.

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JRVR Announces Fourth Quarter and Full Year 2021 Results, Strategic Actions

February 28, 2022

Our (loss) income before taxes and net (loss) income reconciles to our adjusted net operating (loss) income as follows:

	Three Months Ended December 31,
	2021		2020
($ in thousands)	Loss Before Taxes	Net Loss	Loss Before Taxes	Net Loss
Loss as reported	$(66,387)	$(66,293)	$(17,353)	$(20,258)
Net realized and unrealized (gains) losses on investments (a)	(1,826)	(1,378)	(11,855)	(8,806)
Other expenses	251	206	256	103
Adjusted net operating loss	$(67,962)	$(67,465)	$(28,952)	$(28,961)

	Twelve Months Ended December 31,
	2021		2020
($ in thousands)	Loss Before Taxes	Net Loss	Income Before Taxes	Net Income
(Loss) income as reported	$(196,034)	$(172,799)	$11,937	$4,824
Net realized and unrealized (gains) losses on investments (a)	(15,564)	(13,292)	16,030	14,840
Other expenses	2,214	1,846	1,967	1,554
Adjusted net operating (loss) income	$(209,384)	$(184,245)	$29,934	$21,218

(a)  Includes gains (losses) of $1.5 million and $5.4 million for the change in net unrealized gains/losses on equity securities in the three and twelve months ended December 31, 2021, respectively ($6.7 million and $(214,000) in the respective prior year periods), and $35,000 and $6.7 million for the change in net unrealized gains/losses on bank loan participations ($9.0 million and $1.3 million in the respective prior year periods).

Tangible Equity (per Share) and Pre-Dividend Tangible Equity (per Share)

We define tangible equity as shareholders’ equity less goodwill and intangible assets (net of amortization). Our definition of tangible equity may not be comparable to that of other companies, and it should not be viewed as a substitute for shareholders’ equity calculated in accordance with GAAP. We use tangible equity internally to evaluate the strength of our balance sheet and to compare returns relative to this measure. The following table reconciles shareholders’ equity to tangible equity for December 31, 2021, September 30, 2021, and December 31, 2020 and reconciles tangible equity to tangible equity before dividends for December 31, 2021.

	December 31, 2021		September 30, 2021		December 31, 2020
($ in thousands, except for share data)	Equity	Equity per share	Equity	Equity per share	Equity	Equity per share
Shareholders' equity	$725,362	$19.41	$813,639	$21.82	$795,608	$25.96
Goodwill and intangible assets	217,870	5.83	217,961	5.84	218,233	7.12
Tangible equity	$507,492	$13.58	$595,678	$15.98	$577,375	$18.84
Dividends to shareholders for the twelve months ended December 31, 2021	43,091	1.20
Pre-dividend tangible equity	$550,583	$14.78

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